Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3) and related prospectus of Gol Linhas Aéreas Inteligentes S.A. of our report dated March 13, 2019, with respect to the consolidated financial statements of Gol Linhas Aéreas Inteligentes S.A. as of December 31, 2018 and for the year then ended and the effectiveness of internal control over financial reporting of Gol Linhas Aéreas Inteligentes S.A. as of December 31, 2018 included in its Annual Report on Form 20-F for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG

Auditores Independentes S.S.

São Paulo, Brazil

August 7, 2020